LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Gregory J. Greve, does make, constitute and appoint as his lawful attorneys-in-fact, jointly and severally, each with full power of substitution, and each with power to act alone, Gerard D. Sowar, whose address is 600 Albany Street, Dayton, Ohio 45417, and Charles F. Hertlein, whose address is 1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202, for him and stead the full power and authority to sign and file on his behalf Forms 3, 4 and 5 and Schedules 13D and/or 13G (and amendments thereto) disclosing his stock ownership in The Standard Register Company and/or any and all other documents, forms or schedules relating to his stock ownership in The Standard Register Company as required to be filed with the Securities and Exchange Commission and any and all stock exchanges pursuant to the Securities Exchange Act of 1934.

The attorneys-in-fact are hereby authorized to do and perform all and every act and thing whatsoever requisite and necessary to be done in connection with the limited powers granted to him hereunder, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power and substitution and revocation; hereby ratifying all that the attorney-in-fact shall do, or cause to be done, by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 3rd day of January, 2012.

/s/ Gregory J. Greve

Gregory J. Greve